Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE REPORTS

FOURTH QUARTER AND FISCAL YEAR END 2017 RESULTS

KENNETT SQUARE, PA – (March 16, 2018) – Genesis HealthCare (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced operating results for the fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter and Fiscal Year End 2017 Results

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US GAAP revenue in the fourth quarter of 2017 was $1.3 billion compared to $1.4 billion in the prior year quarter;  US GAAP revenue in the year ended 2017 was $5.4 billion compared to $5.7 billion in the year ended 2016;

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US GAAP net loss attributable to Genesis HealthCare, Inc. in the fourth quarter of 2017 was $89.2 million compared to US GAAP net income attributable to Genesis HealthCare, Inc. of $22.5 million in the fourth quarter of 2016;   US GAAP net loss attributable to Genesis HealthCare, Inc. in the year ended 2017 was $579.0 million compared to $64.0 million in the year ended 2016;

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Adjusted EBITDAR in the fourth quarter of 2017 was $143.6 million compared to $156.6 million in the fourth quarter of 2016;  Adjusted EBITDAR in the year ended 2017 was $632.4 million compared to $696.5 million in the year ended 2016; and

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Adjusted EBITDA in the fourth quarter of 2017 was $109.0 million compared to $120.2 million in the fourth quarter of 2016;  Adjusted EBITDA in the year ended 2017 was $484.9 million compared to $550.2 million in the year ended 2016.

“Although 2017 was a very challenging year, I could not be more appreciative of the dedication and accomplishments of our employees,” noted George V. Hager, Jr., Chief Executive Officer of Genesis.  “In 2017, we sold or divested 30 underperforming facilities, completely exiting four non-strategic states and allowing for over $100 million of debt repayment.   In response to the difficult business climate, we reduced overhead and operating expenses by $50 million.  And in the face of unprecedented natural disasters, our caregivers showed incredible dedication and compassion protecting thousands of patients in Florida and Texas.”

“As we enter 2018, our recently announced financial restructuring lays the foundation for a stronger, better capitalized Genesis, providing flexibility and allowing us to apply greater focus on our core clinical and business objectives.”

Restructuring Transactions

Over the past 30 days, the Company successfully completed a number key of elements of its restructuring plans, providing $70 million of increased liquidity and reducing annual cash fixed charges $62 million, including:

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Closed a new five year $555 million asset based lending facility with MidCap Financial and Apollo Investment Corporation, replacing the Company’s existing $525 million facility and eliminating its forbearance agreement.

•	Closed on an amendment and $40 million expansion to the Company’s existing $124 million term loan agreement with Welltower, Inc. and Omega Healthcare Investors, Inc.
•	Amended certain lease agreements resulting in $54 million of permanent annual cash rent reductions, representing an 11% reduction as compared to 2017 cash rents.
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Amended certain loan agreements that, in conjunction with the new asset based lending facility, result in annual net cash interest reductions of $8 million, representing a 10% reduction in cash interest obligations as compared to prior agreements.

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Effective December 31, 2017, Genesis is in compliance with or received waivers with respect to all financial covenants contained in its material lease and loan agreements.   In addition, the Company amended future financial covenants or received extended waivers through at least March 31, 2019 from the counterparties to all the Company’s material lease and loan agreements.

“We appreciate the continued support of our long-time partners Welltower, Sabra and Omega, as well as the addition of MidCap to our capital structure,” continued Hager. “Their collective support provides Genesis with enhanced financial flexibility in meeting the challenges and capitalizing on the opportunities in the industry today.”

Other Updates

Value-Based Care Delivery

With more than two years’ experience in managing through the value-based care delivery shift, Genesis continues to evaluate its participation in value-based care delivery initiatives.  In 2017, Genesis’ Model 3 Bundled Payment Care Initiative (BPCI) program generated $18.5 million in favorable estimated settlements, significantly exceeding initial expectations.  While the Model 3 BPCI program is set to sunset on September 30, 2018, the Company is currently evaluating next generation programming called BPCI Advanced.

Business Development Activities
The Company divested two leased facilities in October 2017.  The facilities had annual net revenue of $15.5 million, Adjusted EBITDA of $(0.4) million and a pre-tax net loss of $3.0 million. Genesis continues to make progress with its strategy to exit challenging, low density markets and focus on investment and growth in core, strategic markets.

Asset Impairment Charges

In the fourth quarter of 2017, Genesis determined that the carrying value of property, plant and equipment associated with certain inpatient facilities exceeded their estimated fair value.  In accordance with generally accepted accounting principles, Genesis recorded a non-cash impairment charge of $28.0 million in the three months ended December 31, 2017, representing the difference between the estimated fair value and the carrying value of such property, plant and equipment.

Also in the fourth quarter of 2017, Genesis conducted an evaluation of the collectability of certain unpaid accounts receivable due from customers of our rehabilitation therapy segment.  This assessment took into account recent payment trends, overall industry conditions and the credit profile of the associated customers.  Based upon this evaluation, Genesis recorded a $55.0 million charge and reserve related to the accounts receivable due from a related party rehabilitation therapy segment customer.  This charge represents over 60% of the accounts receivable balance due to Genesis from this customer.  The Company will continue to aggressively pursue full recovery of all unpaid balances.

Conference Call

Genesis HealthCare will hold a conference call at 8:30 a.m. Eastern Time on Friday,  March 16, 2018.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis website at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care providers with more than 450 skilled nursing facilities and assisted/senior living communities in 30 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to more than

1,600 healthcare providers in 46 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated business development, anticipated financing activities and anticipated demographic and supply-demand trends facing the industry. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

• reductions and/or delays in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

• reforms to the U.S. healthcare system that have imposed new requirements on us and uncertainties regarding potential material changes to such reforms;

• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;

• our success being dependent upon retaining key executives and personnel;

• it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

• recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals;

• we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

• our physician services operations are subject to corporate practice of medicine laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

• we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition, and reputation;

• significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity, financial condition, and reputation;

• insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

• failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;

• we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;

• completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;

• we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions, special charges and leases that are not economically efficient in the current business environment;

• our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

• the holders of a majority of the voting power of Genesis’ common stock have entered into a voting agreement, and the voting group’s interests may conflict with the interests of other stockholders;

•  exposure to the credit and non-payment risk of our contracted customer relationships, including as a result from bankruptcy, receivership, liquidation, reorganization or insolvency, especially during times of systemic industry pressures, economic conditions, regulatory uncertainty and tight credit markets, which could result in material losses;

• some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts; and

• we are a “controlled company” within the meaning of New York Stock Exchange (NYSE) rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission,  discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net revenues	$1,327,880	$1,402,860	$5,373,740	$5,732,430
Salaries, wages and benefits	733,568	834,889	3,036,868	3,369,713
Other operating expenses	394,255	351,553	1,484,394	1,413,639
General and administrative costs	42,988	46,062	170,029	186,062
Provision for losses on accounts receivable	23,709	26,039	96,409	107,815
Lease expense	34,521	36,448	147,525	146,244
Depreciation and amortization expense	71,800	63,637	255,786	254,459
Interest expense	125,909	127,691	499,382	528,544
(Gain) loss on early extinguishment of debt	(8,866)	460	(6,566)	16,290
Investment income	(1,231)	(945)	(5,328)	(3,018)
Other (income) loss	(7,130)	(158,986)	8,473	(207,070)
Transaction costs	6,462	(1,875)	14,325	7,928
Customer receivership and other related charges	55,000	—	90,864	—
Long-lived asset impairments	28,012	32,110	191,375	32,110
Goodwill and identifiable intangible asset impairments	—	3,321	360,046	3,321
Skilled Healthcare and other loss contingency expense	—	—	—	15,192
Equity in net loss (income) of unconsolidated affiliates	48	(1,133)	(243)	(3,286)
(Loss) income before income tax (benefit) expense	(171,165)	43,589	(969,599)	(135,513)
Income tax (benefit) expense	(16,110)	2,303	(10,427)	(17,435)
(Loss) income from continuing operations	(155,055)	41,286	(959,172)	(118,078)
Income (loss) from discontinued operations, net of taxes	38	28	(32)	27
Net (loss) income	(155,017)	41,314	(959,204)	(118,051)
Less net loss (income) attributable to noncontrolling interests	65,776	(18,857)	380,222	54,038
Net (loss) income attributable to Genesis Healthcare, Inc.	$(89,241)	$22,457	$(578,982)	$(64,013)
(Loss) earnings per common share:
Basic:
Weighted-average shares outstanding for (loss) earnings from continuing operations per share	96,715	90,636	94,217	89,873
Net (loss) earnings per common share:
(Loss) earnings from continuing operations attributable to Genesis Healthcare, Inc.	$(0.92)	$0.25	$(6.15)	$(0.71)
Income (loss) from discontinued operations, net of taxes	0.00	0.00	(0.00)	0.00
Net (loss) earnings attributable to Genesis Healthcare, Inc.	$(0.92)	$0.25	$(6.15)	$(0.71)

Diluted:
Weighted-average shares outstanding for (loss) earnings from continuing operations per share	96,715	92,337	94,217	152,532
Net (loss) earnings per common share:
(Loss) earnings from continuing operations attributable to Genesis Healthcare, Inc.	$(0.92)	$0.24	$(6.15)	$(0.82)
Income (loss) from discontinued operations, net of taxes	0.00	0.00	(0.00)	0.00
Net (loss) earnings attributable to Genesis Healthcare, Inc.	$(0.92)	$0.24	$(6.15)	$(0.82)

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(IN THOUSANDS)

	December 31,	December 31,
	2017	2016
Assets:
Current assets:
Cash and equivalents	$54,525	$51,408
Accounts receivable, net of allowances for doubtful accounts	724,138	832,109
Other current assets	161,244	175,470
Total current assets	939,907	1,058,987
Property and equipment, net of accumulated depreciation	3,413,599	3,765,393
Identifiable intangible assets, net of accumulated amortization	142,976	175,566
Goodwill	85,642	440,712
Other long-term assets	205,741	338,543
Total assets	$4,787,865	$5,779,201

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$516,868	$474,073
Accrued compensation	167,368	181,841
Other current liabilities	214,958	201,646
Total current liabilities	899,194	857,560

Long-term debt	1,050,337	1,146,550
Capital lease obligations	1,025,355	997,340
Financing obligations	2,929,483	2,867,534
Other long-term liabilities	563,628	640,405
Stockholders' deficit	(1,680,132)	(730,188)
Total liabilities and stockholders' deficit	$4,787,865	$5,779,201

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Year ended December 31,
	2017	2016	2015
Net cash provided by operating activities (1)	$120,455	$68,361	$8,618
Net cash provided by (used in) investing activities	55,491	(12,788)	(253,484)
Net cash used in by financing activities	(172,829)	(65,708)	218,861
Net increase (decrease) in cash and cash equivalents	3,117	(10,135)	(26,005)
Beginning of period	51,408	61,543	87,548
End of period	$54,525	$51,408	$61,543

(1) - Net cash provided by operating activities in the twelve months ended December 31, 2017 and 2016 includes approximately $14.3 million and $7.9 million, respectively, of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

KEY PERFORMANCE AND VALUATION MEASURES

(UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Financial Results (in thousands)
Net revenues	$1,327,880	$1,402,860	$5,373,740	$5,732,430
EBITDA	26,544	234,917	(214,431)	647,490
Adjusted EBITDAR	143,552	156,648	632,381	696,489
Adjusted EBITDA	109,031	120,200	484,856	550,245
Net (loss) income attributable to Genesis Healthcare, Inc.	(89,241)	22,457	(578,982)	(64,013)

INPATIENT SEGMENT:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	54,696	57,947	54,696	57,947
Available operating beds in service at end of period	52,602	56,009	52,602	56,009
Available patient days based on licensed beds	5,032,001	5,212,571	19,966,080	21,059,222
Available patient days based on operating beds	4,840,088	5,048,008	19,243,523	20,451,912
Actual patient days	4,101,299	4,298,375	16,352,103	17,500,812
Occupancy percentage - licensed beds	81.5%	82.5%	81.9%	83.1%
Occupancy percentage - operating beds	84.7%	85.1%	85.0%	85.6%
Skilled mix	18.7%	19.3%	19.6%	20.1%
Average daily census	44,579	46,721	44,800	47,816
Revenue per patient day (skilled nursing facilities)
Medicare Part A	$525	$531	$526	$517
Medicare total (including Part B)	577	576	573	559
Insurance	462	455	458	454
Private and other	331	306	327	306
Medicaid	221	215	219	218
Medicaid (net of provider taxes)	202	196	200	198
Weighted average (net of provider taxes)	$272	$268	$272	$271
Patient days by payor (skilled nursing facilities)
Medicare	433,259	502,728	1,827,828	2,119,955
Insurance	292,634	304,089	1,206,602	1,225,608
Total skilled mix days	725,893	806,817	3,034,430	3,345,563
Private and other	247,040	301,470	1,022,755	1,205,421
Medicaid	2,911,275	3,074,368	11,478,412	12,105,905
Total Days	3,884,208	4,182,655	15,535,597	16,656,889
Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	11.2%	12.0%	11.8%	12.7%
Insurance	7.5%	7.3%	7.8%	7.4%
Skilled mix	18.7%	19.3%	19.6%	20.1%
Private and other	6.4%	7.2%	6.6%	7.2%
Medicaid	74.9%	73.5%	73.8%	72.7%
Total	100.0%	100.0%	100.0%	100.0%
Facilities at end of period
Skilled nursing facilities
Leased	360	374	360	374
Owned	44	60	44	60
Joint Venture	5	5	5	5
Managed *	35	34	35	34
Total skilled nursing facilities	444	473	444	473
Total licensed beds	54,625	57,809	54,625	57,809
Assisted/Senior living facilities:
Leased	19	19	19	19
Owned	4	4	4	4
Joint Venture	1	1	1	1
Managed	2	2	2	2
Total assisted/senior living facilities	26	26	26	26
Total licensed beds	2,209	2,182	2,209	2,182
Total facilities	470	499	470	499

Total Jointly Owned and Managed— (Unconsolidated)	15	15	15	15

REHABILITATION THERAPY SEGMENT**:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenue mix %:
Company-operated	37%	38%	37%	37%
Non-affiliated	63%	62%	63%	63%
Sites of service (at end of period)	1,472	1,548	1,472	1,548
Revenue per site	$152,585	$152,077	$615,727	$643,460
Therapist efficiency %	66%	67%	67%	68%

* In 2016 and 2017, includes 20 facilities located in Texas for which the real estate is owned by Genesis.

** Excludes respiratory therapy services.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures). A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business.  By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

•allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

•facilitate comparisons with the performance of others in the post-acute industry;

•provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•allow investors to view our financial performance and condition in the same manner as our significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use Non-GAAP Financial Measures primarily as performance measures and believe that the GAAP financial measure most directly comparable to them is net income (loss) attributable to Genesis Healthcare, Inc.  We use Non-GAAP Financial Measures to assess the value of our business and the performance of our operating businesses, as well as the employees responsible for operating such businesses.  Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates.  By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate value and the operating performance of the business unit and the employees responsible for business unit performance.  Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore the extent to which they may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process.  We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance.  The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess value and the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  These costs include our lease expense (only in the case of EBITDAR and Adjusted EBITDAR), the cost to service debt, the depreciation and amortization associated with our long-lived assets, losses (gains) on extinguishment of debt, transaction costs, long-lived asset impairment charges, federal and state income tax expenses, the operating results of our discontinued businesses and the income or loss attributable to non-controlling interests.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance.  Consequently, a user of our financial information should consider net income (loss) attributable to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net income (loss), as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not as a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key valuation and operating performance measures:

EBITDA

We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest expense) and our asset base (depreciation and amortization expense) from our operating results.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDA

We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding, in the case of EBITDAR, the value of our business, and, in the case of EBITDA, our ongoing operating performance.  We believe that the presentation of Adjusted EBITDA, when combined with GAAP net income (loss) attributable to Genesis Healthcare, Inc., and EBITDA, is beneficial to an investor’s complete understanding of our operating performance. In addition, such adjustments are substantially similar to the adjustments EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDA for the following items:

•

(Gain) loss on early extinguishment of debt. We recognize gains or losses on the extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees.  We exclude the effect of gains or losses recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the underlying performance of our operating businesses.

•

Other loss (income).  We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets.  We exclude the effect of such gains and losses because we believe they do not accurately reflect the underlying performance of our operating businesses.

•

Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction-based compensation and other professional service costs.  We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the underlying performance of our operating businesses.

•

Customer receivership and other related charges. We excluded the non-cash costs related to  a $55.0 million related party customer account impairment charge recorded in the three months ended December 31, 2017 and $35.9 million of charges recorded in the nine months ended September 30, 2017 related to customer receivership proceedings and the related respective write-down of unpaid accounts receivable.  We believe these charges are caused by the challenging operating environment, particularly for highly levered customers of our rehabilitation therapy business.  Accordingly, we believe these costs do not accurately reflect the underlying performance of our operating businesses.

•

Long-lived asset impairments.  We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the ongoing operating performance of our operating businesses.  Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is excluded from EBITDA.

•

Goodwill and identifiable intangible asset impairments.  We exclude non-cash goodwill and identifiable intangible asset impairment charges because we believe including them does not reflect the ongoing operating performance of our operating businesses.

•

Severance and restructuring.  We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment.  We believe these costs do not reflect the underlying performance of our operating businesses.  We do not exclude severance costs that are not associated with such restructuring activities.

•

Losses of newly acquired, constructed or divested businesses.  The acquisition and construction of new businesses is an element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDA in order to better analyze the performance of our mature ongoing business.  The activities of such businesses are adjusted when computing Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The operating performance of new businesses is no longer adjusted when computing Adjusted EBITDA beginning in the period in which a new business generates positive Adjusted EBITDA and all periods thereafter.  The divestiture of underperforming or non-strategic facilities is also an element of our business strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the losses associated with the wind-down of such divested facilities as not indicative of the performance of our ongoing operating business.

•

Stock-based compensation.  We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the underlying operating performance of our operating businesses.

•

Other Items.  From time to time we incur costs or realize gains that we do not believe reflect the underlying performance of our operating businesses.  In the current reporting periods, we incurred the following expenses that we believe are non-recurring in nature and do not reflect ongoing operating performance of the Company or our operating businesses.

(1)

Skilled Healthcare and other loss contingency expense – We exclude the estimated settlement cost and any adjustments thereto regarding the four legal matters inherited by Genesis in the Skilled and Sun Transactions and disclosed in the commitments and contingencies footnote to our consolidated financial statements describing our material legal proceedings.   In the twelve months ended December 31, 2016, we increased our estimated loss contingency expense by $15.2 million related to these matters.  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters.  We do not exclude the estimated settlement costs associated with all other legal and regulatory matters arising in the normal course of business.  Also, we do not believe the excluded costs reflect the underlying performance of our operating businesses.

(2)

Regulatory defense and related costs – We exclude the costs of investigating and defending the matters associated with the Skilled Healthcare and other loss contingency expense as noted in footnote (1).  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters. Also, we do not believe the excluded costs reflect underlying performance of our operating businesses.

(3)

Other non-recurring costs –In the twelve months ended December 31, 2017, we excluded $3.8 million of costs primarily incurred in connection with the removal of a non-cash actuarially developed discount related to the settlement of workers’ compensation claims for policy years 2012 and prior.  In the twelve months ended December 31, 2016, we excluded $0.8 million of costs incurred in connection with a settlement of disputed costs related to previously reported periods and a regulatory audit associated with acquired businesses and related to pre-acquisition periods.    We do not believe the excluded costs are recurring or reflect the underlying performance of our operating businesses.

See the reconciliation of net loss attributable to Genesis Healthcare, Inc. to EBITDA and Adjusted EBITDA included herein.

Adjusted EBITDAR

We use Adjusted EBITDAR as one measure in determining the value of prospective acquisitions or divestitures.  Adjusted EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare industry. In addition, covenants in our lease agreements use Adjusted EBITDAR as a measure of financial compliance.

The adjustments made and previously described in the computation of Adjusted EBITDA are also made when computing Adjusted EBITDAR.  See the reconciliation of net loss attributable to Genesis Healthcare, Inc. to Adjusted EBITDAR included herein.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO EBITDA AND ADJUSTED EBITDA

(UNAUDITED)

(IN THOUSANDS)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Net loss attributable to Genesis Healthcare, Inc.	$(89,241)	$22,457	$(578,982)	$(64,013)
Adjustments to compute EBITDA:
(Income) loss from discontinued operations, net of taxes	(38)	(28)	32	(27)
Net (loss) income attributable to noncontrolling interests	(65,776)	18,857	(380,222)	(54,038)
Depreciation and amortization expense	71,800	63,637	255,786	254,459
Interest expense	125,909	127,691	499,382	528,544
Income tax (benefit) expense	(16,110)	2,303	(10,427)	(17,435)
EBITDA	$26,544	$234,917	(214,431)	647,490
Adjustments to compute Adjusted EBITDA:
(Gain) loss on early extinguishment of debt	(8,866)	460	(6,566)	16,290
Other (income) loss	(7,130)	(155,076)	8,473	(203,160)
Transaction costs	6,462	(1,875)	14,325	7,928
Customer receivership and other related charges	55,000	—	90,864	—
Long-lived asset impairments	28,012	32,110	191,375	32,110
Goodwill and identifiable intangible asset impairments	—	3,321	360,046	3,321
Severance and restructuring	93	10	5,043	7,999
Losses of newly acquired, constructed, or divested businesses	4,955	3,321	20,544	10,442
Stock-based compensation	2,416	1,664	9,621	8,423
Skilled Healthcare and other loss contingency expense (1)	—	—	—	15,192
Regulatory defense and related costs (2)	1,306	1,348	1,798	3,449
Other non-recurring costs (3)	239	—	3,764	761
Adjusted EBITDA	$109,031	$120,200	$484,856	$550,245

Additional lease payments not included in GAAP lease expense	85,796	87,004	344,520	352,785

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Net loss attributable to Genesis Healthcare, Inc.	$(89,241)	$22,457	$(578,982)	$(64,013)
Adjustments to compute Adjusted EBITDAR:
(Income) loss from discontinued operations, net of taxes	(38)	(28)	32	(27)
Net (loss) income attributable to noncontrolling interests	(65,776)	18,857	(380,222)	(54,038)
Depreciation and amortization expense	71,800	63,637	255,786	254,459
Interest expense	125,909	127,691	499,382	528,544
Income tax (benefit) expense	(16,110)	2,303	(10,427)	(17,435)
Lease expense	34,521	36,448	147,525	146,244
(Gain) loss on early extinguishment of debt	(8,866)	460	(6,566)	16,290
Other (income) loss	(7,130)	(155,076)	8,473	(203,160)
Transaction costs	6,462	(1,875)	14,325	7,928
Customer receivership and other related charges	55,000	—	90,864	—
Long-lived asset impairments	28,012	32,110	191,375	32,110
Goodwill and identifiable intangible asset impairments	—	3,321	360,046	3,321
Severance and restructuring	93	10	5,043	7,999
Losses of newly acquired, constructed, or divested businesses	4,955	3,321	20,544	10,442
Stock-based compensation	2,416	1,664	9,621	8,423
Skilled Healthcare and other loss contingency expense (1)	—	—	—	15,192
Regulatory defense and related costs (2)	1,306	1,348	1,798	3,449
Other non-recurring costs (3)	239	—	3,764	761
Adjusted EBITDAR	$143,552	$156,648	$632,381	$696,489